-----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                    OMB Number: 3235-0145
                                                    Expires: October 31,2002
                                                    Estimated average burden
                                                    hours per response.... 14.90
                                                   -----------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 2 ) *

                               InsWeb Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45809K202
                              --------------------
                                 (CUSIP Number)

                                November 18, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [X]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)                 Page 1 of 9 pages

CUSIP No.   45809K202


--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.    John H. Lewis
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) [ ]
            (b) [X]
--------------------------------------------------------------------------------
      3.    SEC Use Only
--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization   United States
--------------------------------------------------------------------------------

Number of             5.  Sole Voting Power           44,733
Shares Bene-          ----------------------------------------------------------
ficially owned
by Each               6.  Shared Voting Power         598,035
Reporting             ----------------------------------------------------------
Person With:
                      7.  Sole Dispositive Power      44,733
                      ----------------------------------------------------------

                       8.  Shared Dispositive Power   598,035
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by Each Reporting
            Person   642,768
--------------------------------------------------------------------------------
     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)   [ ]
--------------------------------------------------------------------------------
     11.    Percent of Class Represented by Amount in Row (9)   13.4%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions)   HC, IN
--------------------------------------------------------------------------------

                                Page 2 of 9 pages

CUSIP No.   45809K202

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.    Osmium Partners, LLC
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) [ ]
            (b) [X]
--------------------------------------------------------------------------------
      3.    SEC Use Only
--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------

Number of             5.  Sole Voting Power           0
Shares Bene-          ----------------------------------------------------------
ficially owned
by Each               6.  Shared Voting Power         598,035
Reporting             ----------------------------------------------------------
Person With:
                      7.  Sole Dispositive Power      0
                      ----------------------------------------------------------

                      8.  Shared Dispositive Power    598,035
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by Each Reporting
            Person   598,035
--------------------------------------------------------------------------------
     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)   [ ]
--------------------------------------------------------------------------------
     11.    Percent of Class Represented by Amount in Row (9)   12.5%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions)   IA, OO
--------------------------------------------------------------------------------

                                Page 3 of 9 pages

CUSIP No.   45809K202

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.    Osmium Capital, LP
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) [ ]
            (b) [X]
--------------------------------------------------------------------------------
      3.    SEC Use Only
--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------

Number of             5.  Sole Voting Power           0
Shares Bene-          ----------------------------------------------------------
ficially owned
by Each               6.  Shared Voting Power         179,192
Reporting             ----------------------------------------------------------
Person With:
                      7.  Sole Dispositive Power      0
                      ----------------------------------------------------------

                      8.  Shared Dispositive Power    179,192
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by Each Reporting
            Person   179,192
--------------------------------------------------------------------------------
     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)   [ ]
--------------------------------------------------------------------------------
     11.    Percent of Class Represented by Amount in Row (9)   3.7%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                                Page 4 of 9 pages

CUSIP No.   45809K202

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.    Osmium Capital II,  LP
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) [ ]
            (b) [X]
--------------------------------------------------------------------------------
      3.    SEC Use Only
--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------

Number of             5.  Sole Voting Power           0
Shares Bene-          ----------------------------------------------------------
ficially owned
by Each               6.  Shared Voting Power         302,579
Reporting             ----------------------------------------------------------
Person With:
                      7.  Sole Dispositive Power      0
                      ----------------------------------------------------------

                      8.  Shared Dispositive Power    302,579
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by Each Reporting
            Person   302,579
--------------------------------------------------------------------------------
     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)   [ ]
--------------------------------------------------------------------------------
     11.    Percent of Class Represented by Amount in Row (9)   6.3%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

                                Page 5 of 9 pages

CUSIP No.   45809K202

--------------------------------------------------------------------------------
      1.    Names of Reporting Persons.    Osmium Spartan, LP
            I.R.S. Identification Nos. of above persons (entities only).
--------------------------------------------------------------------------------
      2.    Check the Appropriate Box if a Member of a Group (See Instructions)
            (a) [ ]
            (b) [X]
--------------------------------------------------------------------------------
      3.    SEC Use Only
--------------------------------------------------------------------------------
      4.    Citizenship or Place of Organization   Delaware
--------------------------------------------------------------------------------

Number of             5.  Sole Voting Power           0
Shares Bene-          ----------------------------------------------------------
ficially owned
by Each               6.  Shared Voting Power         104,983
Reporting             ----------------------------------------------------------
Person With:
                      7.  Sole Dispositive Power      0
                      ----------------------------------------------------------

                      8.  Shared Dispositive Power    104,983
--------------------------------------------------------------------------------
      9.    Aggregate Amount Beneficially Owned by Each Reporting
            Person   104,983
--------------------------------------------------------------------------------
     10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)   [ ]
--------------------------------------------------------------------------------
     11.    Percent of Class Represented by Amount in Row (9)   2.2%
--------------------------------------------------------------------------------
     12.    Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------


                                Page 6 of 9 pages

Item 1.

(a)   The name of the issuer is InsWeb Corporation. (the "Issuer").

(b) The principal executive office of the Issuer is located at 11290 Pyrites Way, Suite 200, Gold River, California 95670.

Item 2.

(a) This statement (this "Statement") is being filed by John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company ("Osmium Partners"), which serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the "Fund"), Osmium Capital II, LP, a Delaware limited partnership ("Fund II"), and Osmium Spartan, LP, a Delaware limited partnership ("Fund III") (all of the foregoing, collectively, the "Filers"). The Fund, Fund II and Fund III are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. Osmium Partners also manages accounts on a discretionary basis (the "Accounts"). The Fund, Fund II, Fund III and the Accounts directly own the common shares reported in this Statement (other than 44,733 shares owned directly by Mr. Lewis). Mr. Lewis and Osmium Partners may be deemed to share with the Fund, Fund II, Fund III and the Accounts (and not with any third party) voting and dispositive power with respect to such shares. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer.

(b) The Principal Business Office of the Filers is 388 Market Street, Suite 920, San Francisco, California 94111.

(c)   For citizenship information see item 4 of the cover sheet of each Filer.

(d)   This Statement relates to the Common Stock of the Issuer.

(e)   The CUSIP Number of the Common Stock of the Issuer is 45809K202.

Item 3. If this statement is filed pursuant to 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)   [ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

(b)   [ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   [ ]   Insurance company as defined in section 3(a)(19) of the Act (15
            U.S.C. 78c).

(d)   [ ]   Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [ ]   An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)   [ ]   An employee benefit plan or endowment fund in accordance with
            240.13d-1(b)(1)(ii)(F);

(g)   [ ]   A parent holding company or control person in accordance with
            240.13d-1(b)(1)(ii)(G);

(h)   [ ]   A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)   [ ]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
            (15 U.S.C. 80a-3);

(j)   [ ]   Group, in accordance with 240.13d-1(b)(1)(ii)(J);

Not applicable.

Item 4.   Ownership.

See Items 5-9 and 11 on the cover page for each Filer, and Item 2. The percentage ownership of each Filer is based on 4,779,874 shares of Common Stock outstanding as of October 30, 2008, as reported on the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

                                Page 7 of 9 pages

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

(a)       Not applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                Page 8 of 9 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 24, 2008

      John H. Lewis
      Osmium Partners, LLC
      Osmium Capital, LP
      Osmium Capital II, LP
      Osmium Spartan, LP

      By: /s/ John H. Lewis
          -------------------------------
          John H. Lewis, for himself and
          as Managing Member of Osmium
          Partners, LLC, for itself and
          as General Partner of Osmium
          Capital, LP, Osmium Capital
          II, LP, and Osmium Spartan, LP


                                Page 9 of 9 pages